Exhibit 10.1

September 19, 2024

Dear Elliott:

This letter and your signature below confirms your acceptance of the offer for the position of President and Chief Executive Officer (“CEO”) of NIKE, Inc. (“NIKE” or the “Company”). In your capacity as President and CEO, you will report directly to the Board of Directors of the Company (the “Board”) and have all of the customary authorities, duties and responsibilities that accompany this position. As discussed, your start date will be October 14, 2024 (the “Effective Date”). In addition, the Board will take steps to appoint you as a member of the Board as a Class A Director, effective as of the Effective Date Your place of employment will be at the Company world headquarters in Beaverton, Oregon, and you will devote all of your working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of your duties for the Company; provided, that this obligation shall not preclude you from continuing to serve on the board of directors of one other corporation or entity, or being involved in civic or charitable activities and managing your personal or family investments, subject to rules and policies that apply to other Company executive officers.

Base Salary

The Company will pay you an annualized salary of $1,500,000, which will be paid on a bi-weekly basis. Your base salary will be reviewed from time to time by the Compensation Committee of the Board (the “Committee”).

Annual Bonus Compensation

You will be eligible to participate in the NIKE, Inc. Executive Performance Sharing Plan (“PSP”). Participation in the PSP will be in lieu of your participation in the broad-based Performance Sharing Plan. The PSP is an annual discretionary bonus program based upon a percentage of your eligible fiscal year earnings (June 1 - May 31) and is payable in August if we achieve our company performance goals for the year; this discretionary bonus will vary each year based upon company performance. Your target PSP percentage is 200% of your eligible fiscal year earnings. For the avoidance of doubt, your FY25 PSP will be prorated based on the Company’s standard methodology. PSP awards are subject to approval by the Committee and the terms and conditions of the plan, a copy of which is filed with the Company’s Annual Report on Form 10-K. NIKE reserves the right to change the PSP at any time.

Annual Long-Term Equity Incentive Compensation

As part of your core compensation package, you will be eligible to receive an annual stock grant currently comprised of Performance-Based Restricted Stock Units (PSUs), Stock Options, and Restricted Stock Units (RSUs). Your target annual long-term equity incentive compensation grant value is $15,500,000, and the current mix is 50% PSUs, which generally vest based on NIKE’s stock price performance over the three-year performance period, 35% Stock Options that vest one-quarter (25%) per year on the anniversary of the date of grant, and 15% RSUs that vest one-quarter (25%) per year on the anniversary of the date of grant. The mix of the annual stock grant will be subject to Committee approval. Also, any grants will be subject to the terms of the stock award agreements approved by the Committee, and the terms of the NIKE, Inc. Stock Incentive Plan (the “Incentive Plan”), as it may be amended from time to time. The annual stock grant is typically made on September 1 each year.

Given your hire date will be after September 1, 2024, your first annual equity grant with a target grant value of $15,500,000 will be made as soon as administratively possible after the Effective Date in the form of 50% PSUs, 35% Stock Options, and 15% RSUs. Additionally, the share calculation methodology and vesting schedule will be the same as the September 1, 2024 annual equity grants to other executive officers. Your Stock Option exercise price will be the closing share price on the date of grant, which is required per the terms and conditions of the Incentive Plan.

Additional Considerations

In order to make you whole for certain forfeited compensation from your prior roles, you will also receive a certain special, one-time equity grant and cash payment in connection with your hire.

NIKE will grant you a one-time RSU award with a target grant value of $3,000,000 (the “New Hire RSU Award”). The New Hire RSU Award will vest one-third (33.33%) per year on the anniversary of the grant date subject to continued employment. The New Hire RSU Award is subject to the terms of the RSU grant agreement approved by the Committee and the terms of the Incentive Plan, as it may be amended from time to time. The New Hire RSU Award will be granted as soon as administratively possible after the Effective Date using the Company’s standard share calculation methodology.

You will also receive a one-time cash payment of $4,000,000 (the “New Hire Cash Award”), payable on your first payroll date following the Effective Date.

If, within two years following the Effective Date, you voluntarily resign from your employment with NIKE, or you are unable to continue working for NIKE because you are subject to a non-compete agreement that prohibits you from working for NIKE, you will be required to repay the full amount of your New Hire Cash Award. For the avoidance of doubt, no repayment of the New Hire Cash Award is required upon an involuntary termination without Cause (as defined in the applicable award agreement for the New Hire RSU Award) or due to your death or disability. Your acceptance of this offer is an acceptance of this repayment obligation.

Benefits

During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives of the Company generally as may be in effect from time to time including, without limitation, participation in the Company’s Relocation Policy (including any standard repayment obligation thereunder) (the “Benefit Plans”). The Company will pay or reimburse your business expenses incurred in accordance with the policies applicable to senior executives of the Company generally as in effect from time to time. Without limiting the foregoing, to the extent permitted by law, your prior service with the Company will be recognized under the Benefit Plans for all purposes, including, as applicable, eligibility, participation, vesting and benefit accrual, subject to the terms of the Benefits Plans and the Company’s standard policies.

Company Policies

You will be subject to all policies of the Company, including, without limitation, stock ownership guidelines, insider trading policies and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time.

Additional details can be provided separately upon request.

Cooperation

You agree (whether during or after your employment with NIKE) to reasonably cooperate with NIKE in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to NIKE and with respect to which you may have relevant knowledge; provided that, in connection with such cooperation, NIKE will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

Notwithstanding the foregoing, nothing in this letter is intended to, and the “Cooperation” clause above will not, (i) preclude you from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need the Company’s permission to do so. In addition, it is understood that nothing in this letter shall require you to notify the Company of a request for information from any governmental entity or self-regulatory authority or of your decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Conditions of Offer and Other Offer Terms

•This offer, and your acceptance thereof, is contingent upon your acceptance of the Covenant Not to Compete and Non-Disclosure Agreement, attached hereto as Exhibit A (the “Non-Compete Agreement”) You must return a signed copy before the Effective Date.

•This offer, and your acceptance thereof, is also contingent upon your agreement to the terms of the Employee Invention and Secrecy Agreement, attached hereto as Exhibit B (the “EISA Agreement”) You must return a signed copy before the Effective Date.

•This offer of employment is contingent upon the successful completion of any applicable background investigation and the requisite approvals by the Board and Committee.

•Finally, your starting work with NIKE and receipt of certain benefits described in this offer is contingent upon you being free from any legal or contractual commitments that would prevent you from working at NIKE. By accepting this offer, you represent that working in the position of President and CEO of the Company will not violate any contractual commitments to any prior employer or company. You also acknowledge that you returned all property and documents (including any computer files) belonging to any former employer (other than NIKE) and that you will not use any such property or documents in performing your duties at NIKE. You further acknowledge that you understand your continuing confidentiality obligations to any former employer, as applicable, and that you will honor those obligations.

•As may be required by the Company, you will enter into the Company’s standard Aircraft Time Sharing Agreement, as applicable.

•The Company may withhold from any amounts payable to you under this letter or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

•This letter constitutes your offer with NIKE and supersedes all prior oral and written communications. As a part of our agreement, you acknowledge that your employment at NIKE is "at will". This means that you may resign from NIKE or NIKE may end the employment relationship at any time, with or without cause, and with or without notice. In the event of any conflict or inconsistency between the terms of the Non-Compete Agreement or the EISA Agreement and this letter, the terms of this letter will control, and in the event of any conflict or inconsistency between the terms of the Non-Compete Agreement and the EISA Agreement, the terms of the Non-Compete Agreement will control.

•This Offer Letter and your employment will be governed by Oregon law, without reference to principles of conflict of laws. This Offer Letter is not a guarantee of employment or target director compensation for a fixed term.

•This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

* * *

Regards,
NIKE, Inc.

By: /s/ Mark Parker____
Mark Parker
Executive Chairman

Acknowledged and Agreed

/s/ Elliott Hill____September 19, 2024
Elliott Hill Date

Exhibit A

COVENANT NOT TO COMPETE AND NON-DISCLOSURE AGREEMENT

PARTIES:

Elliott Hill (“Employee”)

NIKE, Inc., and its parent, divisions, subsidiaries and affiliates (“NIKE” or the “Company”, and together with Employee, the “Parties”)

DATE: September 19, 2024

RECITALS:

A. This Covenant Not to Compete and Non-Disclosure Agreement (the “Agreement”) is executed upon Employee’s acceptance of NIKE’s offer for the position of President and Chief Executive Officer (“CEO”) of NIKE and is a condition of such position and is effective as of October 14, 2024. Employee acknowledges that he was informed in a written job offer at least two weeks before starting work in his new position that this Covenant Not to Compete and Non-Disclosure Agreement is required and is a condition of employment.

B. Over the course of Employee’s employment with NIKE, Employee will be or has been exposed to and is in a position to develop confidential information particular to NIKE’s business and not generally known to the public as defined below (“Protected Information”). It is anticipated that Employee will continue to be exposed to Protected Information of greater sensitivity, and this Agreement will remain in effect until Employee leaves the Company or it is superseded by a new written agreement executed by the Parties.

C. The nature of NIKE’s business is highly competitive and disclosure of any Protected Information would result in severe damage to NIKE and be difficult to measure.

D. NIKE makes use of its Protected Information throughout the world. Protected Information of NIKE can be used to NIKE’s detriment anywhere in the world.

AGREEMENT:

In consideration of the foregoing, and the terms and conditions set forth below, the Parties agree as follows:

1.Covenant Not to Compete.

1.1 Competition Restriction. During Employee’s employment by NIKE, under the terms of any offer letter, employment contract or otherwise, and for eighteen (18) months thereafter (the “Restriction Period”), Employee will not directly or indirectly own, manage, control, or participate in the ownership, management or control of, or be employed by, consult for, or be connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business, or any other business that directly competes with NIKE or any of its parent, subsidiary or affiliated corporations (“Competitor”);

provided, that with respect to any Competitor during the Restriction Period, Employee shall be permitted to hold up to five percent (5%) of the total outstanding stock of a publicly held company or hold as a passive investor up to five percent (5%) of any non-publicly held company through hedge funds, private equity funds, mutual funds or similar investment vehicles. This provision is subject to NIKE’s option to waive all or any portion of the Restriction Period as more specifically provided below.

1.2 Extension of Time. In the event that Employee breaches this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution. NIKE shall not be obligated to pay Employee the additional compensation described in paragraph 1.5 below for any period of time in which this Agreement is tolled due to Employee’s breach. In the event Employee receives such additional compensation for any such breach, Employee shall immediately reimburse NIKE in the amount of all such compensation upon the receipt of a written request by NIKE.

1.3 Waiver of Non-Compete. NIKE has the option, in its sole discretion, to elect to waive (a “Non-Compete Waiver Election”) all or a portion of the Restriction Period or to limit the definition of Competitor by giving Employee seven (7) days’ prior written notice of such election; provided, however, unless Employee is terminated for Cause (as defined below), any Non-Compete Waiver Election must be made with the written consent of Employee. In the event of a Non-Compete Waiver Election, NIKE shall not be obligated to pay Employee for any period of time as to which the covenant not to compete has been waived.

1.4 Definition of “Cause”. For purposes of this Agreement, the Company will have “Cause” to terminate Employee’s employment upon:

(a)the failure to substantially perform Employee’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) as determined in the sole discretion of the Company;

(b) commission of any act involving fraud, illegality, dishonesty, gross misconduct in the performance of employment duties, or moral turpitude;

(c) the breach of any material Company (or subsidiary) policy or code of conduct as may be adopted from time to time;

(d) involvement in activities where such activities violate Company (or subsidiary) policy and places the Company at risk or has or could be detrimental to or reflect unfavorably upon the Company or its reputation, brands, services, or products;

(e) influencing, obstructing or impeding or failing to materially cooperate with an investigation authorized by the Board of Directors of the Company, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency (an “Investigation”); and

(f) willful withholding, removal, concealment, destruction, alteration or falsification of any material which is requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.

1.5 Additional Consideration.

(a)As additional consideration for the covenant not to compete described above, should (x) NIKE terminate Employee’s employment without Cause and (y) a Non-Compete Waiver Election has not been made (or has been made without the written consent of Employee), NIKE shall pay Employee a monthly payment equal to one-twelfth (1/12) of Employee’s then current Annual NIKE Income (defined herein to mean base salary and annual Performance Sharing Plan bonus calculated at 100% of Employee’s last targeted rate) while the Restriction Period is in effect. Except where prohibited by law, if NIKE terminates Employee for Cause, no additional consideration will be owed to Employee under this Agreement, and the covenant not to compete will remain enforceable. Nothing in this paragraph or Agreement alters the employment-at-will relationship between NIKE and Employee.

If Employee voluntarily terminates employment and a Non-Compete Waiver Election not been made (or has been made without the written consent of Employee), NIKE shall pay Employee a monthly payment equal to one-twenty-fourth (1/24) of Employee’s then-current Annual NIKE Income while the Restriction Period is in effect.

Subject to subparagraph (b) below, payments during the Restriction Period shall be payable monthly on the last business day of the month in accordance with NIKE’s payroll practices.

(b) It is intended that the provisions of this Agreement and the Offer Letter comply with, or be exempt from, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever shall NIKE be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A.

Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate and distinct payment and not as a series of payments. In no event shall Employee designate the tax year of the commencement of any payments or benefits hereunder and NIKE shall determine the actual commencement date of payment of any payments or benefits hereunder. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, if Employee is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination date, and if any payment, benefit or entitlement provided for in this Agreement both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Employee to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of Employee’s separation from service will be accumulated by NIKE and paid to Employee in a lump sum promptly following the end of the six-month period, together with interest at a fluctuating rate per annum equal to the prime rate as published from time to time in The Wall Street Journal on these delayed payments from the date otherwise payable under subparagraph (a) until the date actually paid. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service.

1.6 Withholding and Offset. NIKE reserves the right to withhold from additional consideration payable to Employee all federal, state and local taxes as shall be required, as well as any other amounts authorized or required by NIKE policy. NIKE reserves the right, exercisable in its sole discretion, to reduce the amount of additional consideration by amounts that Employee owes NIKE, including but not limited to any payments due to NIKE in accordance with the NIKE Tax Equalization Policy if Employee is employed as a transferee during his employment with NIKE. Employee agrees that notwithstanding the amount of any withholding and/or offset, even in an amount that reduces payments of additional consideration to zero dollars ($0.00), the covenant not to compete will remain enforceable. To the extent withholding or offset does not extinguish amounts that Employee owes to NIKE, Employee remains obligated for the balance of the amounts owed.

1.7 No Mitigation and No Offset. The Company agrees that if Employee’s employment with the Company is terminated for any reason whatsoever, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Agreement. Further, the amount of any payment provided for in this Agreement or under the Offer Letter shall not be reduced by any compensation earned by Employee as the result of employment by another employer or otherwise.

2. Subsequent Employer. Employee agrees to notify NIKE at the time of separation of employment of the name of Employee’s new employer, if known. Employee further agrees to disclose to NIKE the name of any subsequent employer during the Restriction Period, wherever located and regardless of whether such employer is a competitor of NIKE.

3. Non-Disclosure Agreement.

3.1 Protectable Information Defined. “Protected Information” shall mean all proprietary information, in whatever form and format, of NIKE and all information provided to NIKE by third parties that NIKE is obligated to keep confidential. Employee agrees that any and all information to which Employee has access concerning NIKE projects and internal NIKE information is Protected Information, whether in verbal form, machine-readable form, written or other tangible form, and whether designated as confidential or unmarked. Without limiting the foregoing, Protected Information includes trade secrets and competitively sensitive business or professional information (regardless of whether such information constitutes a trade secret) relating to NIKE’s research and development activities, its intellectual property and the filing or pendency of patent applications, trade secrets, confidential techniques, methods, styles, designs, design concepts and ideas, customer and vendor lists, contract factory lists, pricing information, manufacturing plans, business and marketing plans or strategy, product development plans, product launch plans, financial information, sales information, methods of operation, manufacturing processes and methods, products, and personnel information.

3.2 Excluded Information. Notwithstanding paragraph 3.1, Protected Information excludes any information that is or becomes part of the public domain through no act or failure to act on the part of the Employee. Specifically, Employee shall be permitted to retain as part of his personal portfolio copies of Employee’s original artwork and designs, provided the artwork or designs have become part of the public domain. In any dispute between the Parties with respect to this exclusion, the burden of proof shall be on Employee and such proof will be by clear and convincing evidence.

3.3 Employee’s Obligations. During the period of employment by NIKE and for a period of two (2) years thereafter, except as otherwise provided in paragraph 3.4, below, Employee shall hold in confidence and protect all Protected Information and shall not, at any time, directly or indirectly, use any

Protected Information for any purpose outside the scope of Employee’s employment with NIKE or disclose any Protected Information to any third person or organization without the prior written consent of NIKE. Specifically, but not by way of limitation, Employee shall not ever copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of any Protected Information without the prior written consent of NIKE, except as otherwise provided in paragraph 3.4, below. Employee shall also take reasonable security precautions and such other actions as may be necessary to ensure that there is no use or disclosure, intentional or inadvertent, of Protected Information in violation of this Agreement. Notwithstanding anything in this Agreement to the contrary, Employee shall be permitted to disclosed Protected Information to the extent Employee is compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case, to the extent legally permitted and subject to paragraph 3.4 below, NIKE shall be given prompt written notice of such intention to divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require), or such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the NIKE’s industry other than through improper disclosure by Employee.

3.4 Whistleblower Protections. Notwithstanding the foregoing, nothing in this Agreement is intended to, and paragraph 3.3 of this Agreement will not, (i) preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need the Company’s permission to do so. In addition, it is understood that nothing in this Agreement shall require Employee to notify the Company of a request for information from any governmental entity or self-regulatory authority or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

4. Return of Protected Information. At the request of NIKE at any time, and in any event, upon termination of employment, Employee shall immediately return to NIKE all Protected Information in whatever form, including tapes, notebooks, drawings, digital files or other media containing Protected Information, and all copies thereof, then in Employee’s possession or under Employee’s control.

5. Unauthorized Use. During the period of employment with NIKE and thereafter, Employee shall notify NIKE immediately if Employee becomes aware of the unauthorized possession, use or knowledge of any Protected Information by any person employed or not employed by NIKE at the time of such possession, use or knowledge. Employee shall cooperate with NIKE in the investigation of any such incident and will cooperate with NIKE in any litigation with third parties deemed necessary by NIKE to protect the Protected Information. NIKE shall provide reasonable reimbursement to Employee for each hour so engaged and that amount shall not be diminished by operation of any payment under paragraph 1.5 of this Agreement.

6. Non-Recruitment. During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not directly or indirectly solicit, divert or hire away (or attempt to solicit, divert or hire away) to or for himself or any other company or business organization, any NIKE employee, whether or not such employee is a full-time employee or temporary employee and whether or not such employment is pursuant to a written agreement or is at will; provided, that nothing herein shall preclude Employee from employing or soliciting any NIKE employee who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such employee.

7. Accounting of Profits. Employee agrees that, if Employee should violate any term of this Agreement, NIKE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized and/or may realize as a result of or in connection with any such violation (including return of any additional consideration paid by NIKE pursuant to paragraph 1.5 above). Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NIKE may be entitled at law or in equity.

8. General Provisions.

    8.1 Survival. This Agreement shall continue in effect after the termination of Employee’s employment, regardless of the reason for termination.

8.2 Waiver. No waiver, amendment, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by both Parties. No written waiver shall excuse the performance of any act other than the act or acts specifically referred to therein.

8.3 Severability. Each provision herein shall be treated as a separate and independent clause and unenforceability of any one clause shall in no way impact the enforceability of any other clause. Should any of the provisions in this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision shall be enforceable to the maximum extent enforceable by the law of that jurisdiction.

8.4 Applicable Law and Jurisdiction. This Agreement, and Employee’s employment hereunder, shall be construed according to the laws of the State of Oregon. Employee further hereby submits to the jurisdiction of, and agrees that exclusive jurisdiction over and venue for any action or proceeding arising out of or relating to this Agreement shall lie in the state and federal courts located in Oregon.

* * *
Employee

By: _______________________________
Name: Elliott Hill

NIKE, Inc.

By: _______________________________
Name: Mark Parker
Title: Executive Chairman

Exhibit B

EMPLOYEE SECRECY AND INVENTIONS AGREEMENT

In consideration of, and as a condition of my employment with NIKE, Inc. and/or any direct or indirect subsidiary of NIKE, Inc. and/or any entity under the common control or ownership of NIKE, Inc. (hereinafter, individually or collectively, referred to as “NIKE”), I, as the “Employee” signing this Employee Invention and Secrecy Agreement (this “Agreement”), hereby represent to NIKE, and NIKE and I hereby agree as follows:
1.Purpose of Agreement. I understand that NIKE is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for NIKE to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for NIKE. As used in this Agreement, “Invention” means any creation, innovation, idea, improvement to an existing process or product, concept, product configuration, design, logo, mark, pattern, discovery, information, know-how, product, prototype, formula, process, composition of matter, database, promotional idea, writing, book, lecture, illustration, photograph, scientific or mathematical model, software (including source code, object code and other operational and functional feature of software), invention, work of authorship, or other technical or business subject matter.
2.Disclosure of Inventions. I will promptly disclose in confidence to NIKE, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not protectable in any way, including patentable, copyrightable, trademarkable, protectable as trade secrets, or otherwise subject to intellectual property protection.
3.Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that NIKE will be considered the author and owner of such copyrightable works and of all copyright rights therein. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not protectable in any way, including patentable, copyrightable, trademarkable, protectable as trade secrets, or otherwise subject to intellectual property protection, and that (i) are developed using equipment, supplies, facilities, trade secrets of NIKE, or any Confidential Information; or (ii) result at least in part from work performed by me for NIKE; or (iii) relate to NIKE’s business or actual or demonstrably anticipated research or development ((i), (ii), and (iii) collectively, the “Assigned Inventions”), will be the sole and exclusive property of NIKE.
4.Excluded Inventions and Other Inventions. I agree not to use in the course of my employment, or use or incorporate into any NIKE product or service, without NIKE’s prior written consent after making full disclosure thereof: (i) any Inventions that were made by me or acquired by me prior to the Effective Date (as defined in Section 24 below) or that I own, have or may have an interest in or the right to license as of the Effective Date or thereafter (“My Inventions”), and (ii) any Inventions owned or controlled by a third party as of the Effective Date or thereafter. I acknowledge and agree that if, in the scope of my employment, I use any of My Inventions or include any of My Inventions in any product or service of NIKE, or if my rights in any of My Inventions may block or interfere with, or may otherwise be required for, the exercise by NIKE of any rights assigned to NIKE under this Agreement, I will immediately so notify NIKE in writing. Unless NIKE and I agree otherwise in writing as to particular of My Inventions, I hereby grant to

NIKE, in such circumstances (whether or not I give NIKE notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such of My Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.
5.Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to NIKE do not apply to, any Invention that qualifies fully for exclusion under applicable state law as set forth in the attached Exhibit A.
6.Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the NIKE corporate entity of which I am an employee: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, common law or registered trademarks or trade dress, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any of My Inventions licensed to NIKE under Section 4, even after termination of my employment with NIKE. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
7.Assistance. I will assist NIKE in every proper way to obtain and enforce for NIKE all patents, copyrights, common law or registered trademarks or trade dress, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that NIKE may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with NIKE; provided that NIKE agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at NIKE’s request in providing such assistance. I hereby appoint the Chief Patent Counsel of NIKE as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.
8.Confidential Information. I understand that my employment by NIKE creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by NIKE or a third party in relation to the business of NIKE or to the business of any parent, subsidiary, affiliate, customer or supplier of NIKE, or any other party with whom NIKE agrees to hold such information or materials in confidence (the “Confidential Information”). Without limitation as to the forms that Confidential Information may take, I acknowledge that Confidential Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Confidential Information includes, but is not limited to, Assigned Inventions, trade secrets, processes, machines, processes, manuals, reports, memoranda, drawings, blueprints, notes, records, plots, chemical formulations, sketches, plans, photographs, schematics, marketing plans, product plans, designs, design concepts, data, prototypes, specimens, test protocols, laboratory notebooks, technical information, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of NIKE’s customers and suppliers, their buying and selling habits and special needs.
9.Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of NIKE in each instance, except (i) as may be necessary to perform my duties as an employee of NIKE for the benefit of NIKE, (ii) if I am compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case, to the extent legally permitted, NIKE shall be given prompt written notice of such intention to divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require) or (iii) if such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the NIKE’s industry other than through improper disclosure by Employee. Upon termination of my employment with NIKE, I will promptly deliver to NIKE all documents and materials of any nature pertaining to my work with NIKE, and I will not take with me or retain in any form any documents or materials or copies containing any Confidential Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing NIKE’s trade secrets as specifically permitted by 18 U.S.C § 1833(b)(1), which states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
10.Physical Property. All documents, supplies, equipment and other physical property furnished to me by NIKE or produced by me or others in connection with my employment will be and remain the sole property of NIKE. I will return to NIKE all such items when requested by NIKE, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to NIKE and designate as such. Even if NIKE does not so request, I will upon termination of my employment return to NIKE all NIKE property, and I will not take with me or retain any such items.
11.No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of NIKE will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or third party and that I will not disclose any confidential or proprietary information of any former employer or third party that I do not have the right to disclose. I represent that I will not bring with me to NIKE or use in the performance of my duties for NIKE any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public without restriction or compensation or have not been legally transferred to NIKE.
12.Use of Name & Likeness. I hereby authorize NIKE to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice and biographical information as it relates to my employment at NIKE, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to NIKE’s business, such as marketing, advertising, credits, and presentations.
13.Notification. I hereby authorize NIKE, during and after the termination of my employment with NIKE, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.
14.Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause NIKE to suffer irreparable harm and that NIKE will therefore be entitled to injunctive relief to enforce this Agreement.
15.Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights NIKE may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. Any legal action or proceeding arising under or relating to this Agreement will be brought exclusively in the federal or state courts located in the State of Oregon, and I irrevocably consent to the personal jurisdiction and venue therein. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.
17.Entire Agreement. This Agreement, the documents referred to herein, and to the extent it exists, any executed covenant not to compete between myself and NIKE, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.
18.Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.
19.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. NIKE may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of NIKE.
20.Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with NIKE, I will execute and deliver a document or documents in a form reasonably requested by NIKE confirming my agreement to comply with the post-employment obligations contained in this Agreement.
21.Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.
22.Effective Date of Agreement; Signature. This Agreement is and will be effective on and after the first day of Employee’s employment by NIKE, which is October 14, 2024 (the “Effective Date”).

The parties have executed this Agreement by placement of their physical or electronic signatures below (if using an electronic signature, please use the form “/s/[name]”):

NIKE	Elliott Hill
Signature:	Signature:
Name:	Name: Elliott Hill
Title:

Exhibit A
For California employees: California Labor Code Section 2870
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.
For Illinois employees: Illinois Compiled Statutes 765 ILCS 1060/2
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered iVnto after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
Notice for Kansas Employees: Kansas Statutes § 44-130
In accordance with Section 44-130 of the Kansas Statutes, the foregoing assignment provisions in this Agreement do not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development or (b) the invention results from any work performed by the employee for the employer.
For Minnesota employees: Minnesota Statute 181.78, Subdivision 1
Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

For North Carolina employees: North Carolina General Statutes 66-57.1
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.
For Utah employees: Utah Code Ann. § 34-39-3(1)
An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on his own time; and (b) not an employment invention.
For Washington employees: RCW 49.44.140
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
Notice for Employees in Other States:
The agreement to assign Inventions to NIKE does not apply to an invention for which no equipment, supplies, facility or trade secret information of NIKE was used and which was developed entirely on Employee’s own time, except for those Inventions that either: (1) relate at the time of conception or reduction to practice of the invention to NIKE’s business or to actual or demonstrably anticipated research or development of NIKE; or (2) result from any work performed by Employee for NIKE.